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                                                                     EXHIBIT HH
                                PLEDGE AGREEMENT

                  PLEDGE AGREEMENT, dated as of July 1, 2003 (the "Agreement"), by and between The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), on its behalf and on behalf of its subsidiaries and affiliates (collectively with GS Inc., and its and their predecessors and successors, the "Firm"), and the individual whose name appears at the end of this Agreement ("Pledgor"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement and the Partner Agreement (each such agreement, as defined below).

                                    RECITALS

                  A. Covenants and Indemnification Obligations. In connection with the execution and delivery of that certain Purchase Agreement (the "Purchase Agreement"), dated as of April 14, 2003, by and among GS Inc., The Ayco Company, L.P., a Delaware limited partnership (the "Company"), and the other Seller Parties thereto, Pledgor and GS Inc. have entered into a Partner Agreement (the "Partner Agreement"), in respect of, inter alia, Pledgor's obligations (the "Obligations") set forth in Sections 7, 8, 9, 14 and 16 thereof, not to engage in competitive activities, not to solicit the Firm's clients or employees, not to disparage the Firm, to cooperate with the Firm in maintaining certain relationships following the termination of Pledgor's employment and to indemnify each Acquiror Party as set forth in Articles 7 and 9 of the Purchase Agreement. In addition, Pledgor has agreed under the Partner Agreement to certain provisions regarding arbitration, choice of law and choice of forum, injunctive relief and submission to jurisdiction with respect to the enforcement of the Obligations.

                  B. The Pledge. As security for the performance of the Obligations, Pledgor has agreed to pledge to the Firm (i) all shares of common stock of GS Inc. (the "Common Stock") to be received by Pledgor as part of the Closing Consideration (the "Pledged Shares") and (ii) all Substituted Cash, if any, in each case, as more specifically set forth opposite Pledgor's name on Annex A attached hereto, and certain other collateral described below.

                  NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Pledge.

                  (a) As collateral security for the performance of the Obligations, Pledgor hereby delivers, deposits, pledges, transfers and assigns to GS Inc., in form transferable by delivery, and hereby creates for the benefit of GS Inc. a perfected first priority security interest in, the Pledged Shares (and all certificates or other instruments or documents evidencing the Pledged Shares) and the Substituted Cash, if any, and, in each case, except as set forth in Sections 1(c) and 2(a), all proceeds thereof (together with any securities or property to be delivered to GS Inc. pursuant to Section 2(b) and, upon

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substitution or delivery in accordance with Section 1(b), any Substitute
Collateral, the "Collateral"). Pledgor herewith delivers with respect to Pledged Shares to GS Inc. appropriate undated security transfer powers duly executed in blank (or other documents deemed necessary or appropriate by GS Inc. to give GS Inc. control (as defined in the Uniform Commercial Code of the State of New York (the "UCC"))) (such transfer powers and other appropriate documents, the "Control Documents") of the Pledged Shares, and will immediately deliver Control Documents requested by GS Inc. for all other securities included within the Collateral to be pledged hereunder from time to time.

                  (b) During the term of this Agreement, Pledgor may substitute for any Pledged Shares (other than, subject to Section 2(f), Pledged Shares included in the 25% Collateral that Pledgor is required pursuant to
Section 4(b)(iv) of such Pledgor's Partner Agreement to own for so long as Pledgor is employed by Acquiror or any of its Affiliates) readily marketable direct obligations of the United States, any agency thereof, or any triple-A rated sovereign, shares of Common Stock, or other collateral; provided that any such other collateral may only be substituted if such collateral is acceptable to GS Inc. in its sole and absolute discretion (collateral other than Pledged Shares, the "Substitute Collateral") with a Fair Market Value on the date of substitution equal to or greater than the Fair Market Value on such date of the Pledged Shares to be released in exchange therefor. Upon such substitution, the Pledged Shares replaced by such Substitute Collateral shall be released from the pledge hereunder.

                  (c) If Pledgor is not prohibited from doing so by the terms of the Purchase Agreement, such Pledgor's Partner Agreement, the Shareholders' Agreement dated as of May 7, 1999, among GS Inc. and the individuals listed on Annex A thereto, as in effect from time to time (the "Shareholders' Agreement"), any other written agreement with GS Inc. or the Firm, the Securities Laws, or any law or regulation or Firm policy (collectively, the "Restrictions"), this Agreement shall not prohibit Pledgor from disposing of Pledged Shares; provided, that such disposition shall be made expressly subject to the pledge and all of GS Inc.'s rights hereunder, that the provisions of this Agreement shall (including Section 1(a)) apply to all proceeds of such disposition and that such disposition shall be permitted only if GS Inc. shall have determined that such disposition will not result in the loss for any period by GS Inc. of the perfection of its first priority security interest in such proceeds; provided, further, that the proceeds of such disposition are cash, Substitute Collateral, Tender or Exchange Offer Consideration or a combination thereof, with an aggregate Fair Market Value on the date of such disposition equal to or greater than the Fair Market Value on such date of the Pledged Shares so disposed; and provided that any such Substitute Collateral or Tender or Exchange Offer Consideration must be acceptable to GS Inc. in its sole and absolute discretion. Pledgor shall give GS Inc. prior written notice of any proposed transaction under this Section 1(c). For purposes of this Agreement, "Tender or Exchange Offer Consideration" means the consideration issuable for Pledged Shares pursuant to any tender or exchange offer that has been approved and recommended by the Board of Directors of GS Inc. in which Pledgor is not prohibited from participating by the Restrictions. Upon the pledge of all

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such proceeds of such disposition in accordance with the terms of this Section
1(c), the Pledged Shares so disposed shall be released from the pledge hereunder.

                  (d) For purposes of this Agreement, the "Fair Market Value" of any Collateral means, as of any date (1) in the case of Collateral that is a share of Common Stock, the average of the daily closing prices for a share of Common Stock on the New York Stock Exchange composite tape for the 10 consecutive business days before the date in question (the "Average Closing Price"); provided, however, that in connection with any acquisition of ownership by GS Inc. of Collateral under Section 3(a) hereof, the Average Closing Price shall be determined as the average of the daily closing prices for a share of Common Stock on the New York Stock Exchange composite tape for the 10 consecutive business days before the date of any Resolution (as defined in Section 3(b) hereof), and (2) for any Collateral other than Common Stock, the fair market value thereof as determined in good faith by GS Inc. Any good faith determination by GS Inc. of the Fair Market Value of any Collateral will be final and binding on Pledgor.

                  2. Administration of Collateral. The following provisions shall govern the administration of Collateral:

                  (a) So long as no Payment Event (as defined below) has occurred and is continuing, Pledgor shall (subject to any restrictions imposed under the Shareholders' Agreement) be entitled to vote Common Stock included within the Collateral and to exercise all of Pledgor's rights under the Shareholders' Agreement, if applicable, in respect of any Collateral, and to receive and retain all regular quarterly cash dividends and distributions with respect to such Common Stock and, except as set forth in Section 2(b) below, other distributions thereon and to give consents, waivers and ratifications in respect thereof. From the time a Payment Event has occurred and until a Resolution thereof, (x) GS Inc. may exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to such Common Stock included within the Collateral, and (y) all regular quarterly cash dividends and distributions with respect to such Common Stock shall be included within the Collateral and be subject to the pledge hereunder; provided, however, following the Resolution of such Payment Event, all of Pledgor's rights specified in the preceding sentence shall resume. For purposes of this Agreement, a "Payment Event" shall mean a claim by GS Inc. that Pledgor has failed to perform his Obligations under Section 16 of the Partner Agreement or has breached his Obligations under Sections 7, 8, 9 or 14 of the Partner Agreement.

                  (b) If Pledgor becomes entitled to receive, or receives, any certificate representing Pledged Shares (or other security that may succeed any of the Collateral or any security issued as a dividend or distribution in respect of any of the Collateral) in respect of any stock split, reverse stock split, stock dividend, spinoff, splitup, merger or other combination, exchange or distribution in connection with any reclassification, increase or reduction of capital, in each case, with respect to such Collateral, Pledgor agrees to accept the same as GS Inc.'s agent and to hold the same in trust on behalf of and for the benefit of GS Inc. and to deliver the same forthwith to GS Inc. in the exact

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form received, with the endorsement of Pledgor (when deemed necessary or appropriate by GS Inc.) of undated security transfer powers duly executed in blank and such other Control Documents as GS Inc. may reasonably deem necessary or appropriate, to be held by GS Inc., subject to the terms of this Agreement, as additional collateral security for the performance of the Obligations.

                  (c) Pledgor hereby agrees that GS Inc. is authorized to hold the Collateral through JPMorgan Chase Bank, as custodian, or one or more successor custodians as GS Inc. may designate in its sole discretion. GS Inc. and its agents (and its and their assigns) shall have no obligation in respect of the Collateral, except to hold and either to acquire ownership of or otherwise to dispose of the same in accordance with the terms of this Agreement. With respect to any Collateral consisting of Substituted Cash, or in the event that Pledgor substitutes cash for Collateral, or disposes of Pledged Shares for cash, as provided in Sections 1(b) or 1(c), as applicable, including in each case any dividends or distributions thereon, such cash shall be invested, in GS Inc.'s sole discretion, in any of the following:

                           (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof;

                           (ii) certificates of deposit of or accounts with national banks or corporations endowed with trust powers having capital and surplus in excess of $100,000,000;

                           (iii) commercial paper at the time of investment rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investor's Service, Inc.; and

                           (iv)     obligations issued by any state or
         municipality of the United States.

                  (d) Pledgor agrees with GS Inc. that: (i) Pledgor will not, and will not purport to, grant or suffer liens or encumbrances against (excluding for such purpose the Shareholders' Agreement), or except as provided in Section 1(b) and Section 1(c), sell, transfer or dispose of, any Collateral other than to or in favor of GS Inc.; (ii) GS Inc. is authorized, at any time and from time to time, to file financing statements and give notice to third parties regarding the Collateral without Pledgor's signature to the extent permitted by applicable law, and, upon the occurrence of a Payment Event, to transfer all or any part of the Collateral to GS Inc.'s name or that of its nominee and, subject to the provisions of Section 2(a), to exercise all rights as if the absolute owner thereof; and (iii) Pledgor has provided GS Inc. with Pledgor's true legal name and principal residence, and Pledgor will not change Pledgor's name without 30 days' prior written notice to GS Inc.

                  (e) Subject to the earlier disposition and application of Collateral pursuant to this Agreement following a Payment Event, (i) all of the Collateral (including

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cash, Substitute Collateral and Tender or Exchange Offer Consideration
previously received in respect of any Pledged Shares), excluding Retained Collateral, shall be released from the pledge hereunder, and the lien hereby created in such Collateral shall simultaneously be released on the date which is 18 months after the Closing Date (the "Initial Release Date"), (ii) the 25% Collateral, excluding Collateral with an aggregate Fair Market Value on the Final Release Date equal to the aggregate Payment Amounts (the "Final Reserved Collateral") in respect of any pending claims by GS Inc. against Pledgor as of the Final Release Date under Section 16 of the Partner Agreement or relating to a breach by Pledgor of his Obligations under Sections 7, 8, 9 or 14 of the Partner Agreement (a "Pending Final Claim"), shall be released from the pledge hereunder, and the lien hereby created in such Collateral shall simultaneously be released upon the earliest to occur of (A) Pledgor's death (which, if such death occurs prior to the Initial Release Date, shall be deemed, for purposes of this clause (A), to have occurred on the Initial Release Date) and (B) the later of (x) ten years from the Closing Date, (y) two years following the date of termination of the Employment Period and (z) the termination of the Consulting Period (the date of such occurrence, the "Final Release Date"), (iii) the Initial Reserved Collateral in respect of any particular Pending Initial Claim shall, to the extent such Initial Reserved Collateral is not used to satisfy such Pending Initial Claim pursuant to a Resolution, be released promptly following such Resolution and the satisfaction in full of such Pending Initial Claim from the Initial Reserved Collateral and (iv) the Final Reserved Collateral in respect of any particular Pending Final Claim shall, to the extent such Final Reserved Collateral is not used to satisfy such Pending Final Claim pursuant to a Resolution, be released promptly following such Resolution and the satisfaction in full of such Pending Final Claim from the Final Reserved Collateral. Except as expressly provided for in this Section 2(e) above, no Collateral shall be released from the pledge hereunder pursuant to this Section 2(e) and this Agreement shall not terminate, if there are one or more pending disputes between Pledgor and GS Inc. as to the occurrence of a Payment Event or as to the right of GS Inc. or the Firm to exercise its remedies under this Agreement or the Partner Agreement, including realization against Collateral in accordance with Section 3 hereof, and this Agreement shall not terminate until the resolution of all such disputes.

                  For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  "25% Collateral" shall mean such number of Pledged Shares equal to 25% of the aggregate number of shares of Common Stock received by Pledgor as part of the Closing Consideration or, to the extent that the Pledged Shares remaining represent fewer than 25% of the aggregate number of shares of Common Stock received by Pledgor as part of the Closing Consideration (the "25% Reserve"), all of the Pledged Shares, if any, remaining together with such additional Collateral that together with such remaining Pledged Shares, if any, have a Fair Market Value as of the Initial Release Date equal to the Fair Market Value as of the Initial Release Date of Common Stock that would represent the 25% Reserve.

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                  "Retained Collateral" shall mean the sum of (x) the 25%
Collateral and (y) Collateral with an aggregate Fair Market Value on the Initial Release Date equal to the aggregate Payment Amounts (the "Initial Reserved Collateral") in respect of any pending claims, if any, by GS Inc. against Pledgor as of the Initial Release Date relating to any of Pledgor's Obligations under Sections 7, 8, 9, 14 or 16 of the Partner Agreement (a "Pending Initial Claim").

                  "Payment Amounts" shall mean Acquiror's reasonable estimate of any amounts in respect of any claim by GS Inc. against Pledgor under Section 16 of the Partner Agreement or Pledgor's breach of his Obligations under Sections 7, 8, 9 or 14 of the Partner Agreement.

                  (f) GS Inc. shall promptly upon request by Pledgor execute and deliver to Pledgor such instruments, deeds, transfers, assurances and agreements, in form and substance as Pledgor shall reasonably request, including the withdrawal or termination of any financing statements and amendments thereto, or the filing, withdrawal, termination or amendment of any other document required under applicable law to evidence the termination of the security interest created hereunder with respect to any securities that are released from the pledge hereunder in accordance with the provisions of this Agreement. At any time on or after the date of termination of Pledgor's employment with the Firm, Pledgor may substitute, or dispose of, any Pledged Shares included in the 25% Collateral in accordance with the provisions of
Section 1(b) or 1(c), as applicable.

                  3. Remedies in Case of a Payment Event.

                  (a) If a Payment Event has occurred and is continuing, GS Inc. shall have the rights and remedies of a secured party under Article 9 of the UCC. To the extent required by applicable law, GS Inc. will give Pledgor notice of the time and place of any public sale or of the time after which any private sale or other disposition of Collateral is to be made, by sending notice at least three days before the time of sale or disposition, which Pledgor hereby agrees is reasonable. Pledgor acknowledges the possibility that the public sale of some or all securities included within such Collateral by GS Inc. may not be made without a then existing and effective registration statement under the Securities Act. Pledgor acknowledges and agrees with GS Inc. that GS Inc. has no affirmative obligation to prepare or keep effective any such registration statement and agrees that at any private sale such Collateral may be sold at a price that is less than the price which might have been obtained at a public sale or that is less than the aggregate outstanding amount in respect of the Payment Amounts. For so long as the Collateral consists of (x) cash or (y) securities of a type customarily sold in a recognized market or which are the subject of widely distributed standard price quotations, following a Payment Event GS Inc. may (and if the Collateral in question is Common Stock, GS Inc. shall), as its remedy hereunder, purchase full ownership and possession of such Collateral as are necessary (based upon the Fair Market Value thereof in accordance with Section 9-610(c)(2) of the UCC) to satisfy the then unpaid portion of the Payment Amounts

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(without payment of any cash consideration) by giving written notice to Pledgor
(the "Enforcement Notice"). Effective upon the giving of the Enforcement Notice, and without further action on the part of the parties to this Agreement, GS Inc. shall be deemed to have (1) acquired ownership and disposed of the lesser of (A) all Collateral or (B) such Collateral as has a Fair Market Value at least equal to the then unpaid Payment Amounts (or, in the case of a claim under Section 16 of the Partner Agreement, Pledgor's pro rata share, determined on the basis of Pledgor's percentage interest in the partnership interests of New Ayco, of such Payment Amounts); and (2) received proceeds in the amount of the Fair Market Value of such Collateral and applied such proceeds to the payment of any then Payment Amounts (or, in the case of a claim under Section 16 of the Partner Agreement, Pledgor's pro rata share, determined on the basis of Pledgor's percentage interest in the partnership interests of New Ayco, of such Payment Amounts). Any excess net proceeds from the deemed sale of such Collateral will continue to be held as Collateral under this Agreement until such net proceeds are released in accordance with Section 2(e). Except with respect to Collateral consisting of Common Stock, nothing in this Agreement, however, shall require the Firm to acquire ownership of Collateral in accordance with this Section 3(a) in order to satisfy Pledgor's obligation to pay the Payment Amounts. Notwithstanding the foregoing, GS Inc. may not with respect to any Enforcement Notice dispose of any Collateral until, whether by public or private sale, there has been a Resolution of the claim that resulted in such Enforcement Notice, (i) in the case of a Resolution pursuant to clause (i)(A) or (ii)(A) under Section 3(b) below, the time of such Resolution and, (ii) in the case of a Resolution pursuant to clause (i)(B) or (ii)(B) under Section 3(b) below, after 5 days from such Resolution if such claim has not been settled in full in cash as permitted under Section 9.01(b) of the Purchase Agreement within such 5 days.

                  (b) For purposes of this Agreement, a "Resolution" of a particular claim shall consist of one or more of the following:

                           (i) with respect to a claim that Pledgor has failed to perform his Obligations under Section 16 of the Partner Agreement, the receipt by GS Inc. of (A) the written agreement or confirmation of the Company Representatives (as defined in the Purchase Agreement) to pay all or some portion of the Payment Amounts or (B) a final, non-appealable judgment, order or decree issued by a court of competent jurisdiction compelling Pledgor to pay all or some portion of the Payment Amounts; or

                           (ii) with respect to a claim that Pledgor has breached his Obligations under Sections 7, 8, 9 or 14 of the Partner Agreement, the receipt by GS Inc. of (A) the written agreement or confirmation of Pledgor to pay all or some portion of the Payment Amounts or (B) a final, non-appealable award of an arbitration tribunal appointed pursuant to Section 20 of the Partner Agreement or a final, non-appealable judgment, order or decree issued by a court of competent jurisdiction compelling Pledgor to pay all or some portion of the Payment Amounts.

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                  (c)      Any portion of the Payment Amounts in excess of the
amounts specified for payment in any Resolution will continue to be held as Collateral under this Agreement until released in accordance with Section 2(e).

                  4. Pledgor's Obligations Not Affected. Except as provided in
Section 9(b), the obligations of Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by (a) any subordination, amendment or modification of or addition or supplement to this Agreement, the Partner Agreement, the Purchase Agreement or any assignment or transfer thereof; (b) any exercise or non-exercise by GS Inc. of any right, remedy, power or privilege under or in respect of this Agreement, the Partner Agreement, Purchase Agreement or any waiver of any such right, remedy, power or privilege; (c) any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, the Partner Agreement, Purchase Agreement or any assignment or transfer of any thereof; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of GS Inc., whether or not Pledgor shall have notice or knowledge of any of the foregoing; (e) any substitution of Collateral pursuant to Sections 1(b) or 1(c); or (f) any other act or omission to act or delay of any kind by Pledgor, GS Inc. or any other person or any other circumstance whatsoever which might, but for the provisions of this clause (f), constitute a legal and equitable discharge of Pledgor's obligations hereunder.

                  5. Attorneys-in-Fact. Each of GS Inc., and each General Counsel (or co-General Counsel) of GS Inc. from time to time, acting separately, are hereby appointed the attorneys-in-fact of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that GS Inc. reasonably may deem necessary or advisable to accomplish the purposes hereof, which appointments as attorneys-in-fact are irrevocable as ones coupled with an interest.

                  6. Termination. This Agreement shall terminate upon the release of all Collateral from the pledge hereunder as provided for in Section 2(e) hereof, and following any such termination, GS Inc. shall return to Pledgor the remaining Collateral, except as otherwise provided in this Agreement.

                  7. Notices. All notices or other communications required or permitted to be given hereunder shall be delivered as provided in the Partner Agreement.

                  8. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and Pledgor any rights or remedies hereunder.

                  9. Miscellaneous.

                  (a) This Agreement, the Partner Agreement and the Purchase Agreement contain the entire understanding and agreement between Pledgor and GS Inc.

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with respect to the matters expressly covered therein and supersede any other agreement, written or oral, pertaining to such matters.

                  (b) This Agreement may not be amended or modified other than by a written agreement executed by Pledgor and GS Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by Pledgor or GS Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement will not be effective against the Firm without the written consent of GS Inc. or its successors, or such individual's designee. Pledgor may not, directly or indirectly (including by operation of law), assign Pledgor's rights or obligations hereunder without the prior written consent of GS Inc. or its successors and any purported assignment by Pledgor in violation of this Agreement shall be void. This Agreement shall be binding upon Pledgor's permitted successors and assigns. Without impairing Pledgor's obligations hereunder, GS Inc. may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Firm and its assigns.

                  (c) If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

                  (d) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE SUBJECT TO THE PROVISIONS OF SECTIONS 20, 21 AND 22 OF THE PARTNER AGREEMENT.

                  (e) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                  (f) This Agreement may be executed (including by facsimile transmission) in one or more separate counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed and delivered on the date first above written.

                                          THE GOLDMAN SACHS GROUP, INC.

                                          By:           /s/ Elizabeth E. Beshel
                                             -----------------------------------
                                               Name:    Elizabeth E. Beshel
                                               Title:   Authorized Person

                                          PLEDGOR

                                          By:           /s/ John Breyo
                                             -----------------------------------
                                               Name:    John Breyo
                                               Address: